EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 20th day of January, 2019 by and between BrightSphere Inc., a Delaware corporation with an address at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116 (“BrightSphere”), and Suren Rana (the “Executive”).

1.	DEFINITIONS
In this Agreement, unless the context otherwise requires:

(i)	The following terms shall have the following meanings:
“Basic Termination Payments” means (i) the Base Salary payable to Executive under Section 4.1(A) through the termination of employment, (ii) any expense reimbursements under Section 4.3 for expenses reasonably incurred in the performance of the Executive’s duties prior to termination, and (iii) the value of any unused vacation accrued to the date of termination of employment;
“Board” means the Board of Directors of the Company or any entity controlling the Company, including without limitation BrightSphere Investment Group plc;
“Cause” means (i) the Executive’s willful or reckless misconduct, or gross, continuing or repeated negligence in the performance of the Executive’s duties and responsibilities with respect to the Company, or his material failure to carry out directions which are reasonable in light of the Executive’s primary duties and responsibilities, or any other conduct that results in substantial injury (monetary or otherwise) to the Company or its officers, directors, employees or other agents; (ii) the Executive’s conviction of a felony (including but not limited to any felony conviction occurring prior to the Commencement Date), which has or could have a material adverse effect (monetary or otherwise) on the Company or its officers, directors, employees or other agents; (iii) the Executive’s embezzlement or misappropriation of funds, commission of any material act of dishonesty, fraud or deceit, or violation of any federal or state law applicable to the securities industry (including but not limited to any instances of such misconduct occurring prior to the Commencement Date); (iv) the Executive’s material breach of a legal or fiduciary duty owed to the Company or its officers, directors, employees or other agents; or (v) the Executive’s material breach of any provision of any agreement between the Executive and the Company and its officers, directors, employees or other agents, any Company policy or practice, or any applicable law. Notwithstanding anything in the paragraph to the contrary, this paragraph is not intended to prohibit the Executive from regular and customary critique, evaluation, discipline, or as applicable, termination of the employment or engagement of any officers, employees or agents in the course of the Executive’s duties for the Company.
“COBRA” means Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commencement Date” means January 20, 2019;
“Company” means BrightSphere, any company that is a subsidiary or holding company (up to and including the ultimate holding company) of the Company and any subsidiary of any such holding company, and any person or entity directly or indirectly controlling, being controlled by, or under common control with BrightSphere.
“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company, if any; provided, however, if there should be no Compensation Committee, then such reference to the Compensation Committee shall be to the Board of Directors or other authorized body or officer of the Company performing the described function;
“Confidential Information” means any confidential information concerning the business or affairs of the Company or concerning the Company’s customers, clients, vendors, suppliers, business partners, advisors, consultants or employees, including but not limited to the following: any financial information or valuation information concerning the Company, and any other proprietary information of the Company, including that relating to the demonstrably anticipated business of the Company that the Executive obtains, develops or learns in the course of the Executive’s employment by the Company and any and all memoranda, notes, reports, documents, emails and other media containing the foregoing. Confidential Information specifically includes: any inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of the Executive’s employment, all business, technical and financial information, including trade secrets, information about clients, including their names, addresses and investment history; information about employees or applicants for employment, their compensation, qualifications and performance levels; all information regarding fees, commissions and compensation; all investment, advisory, technical or research data, and financial models developed by the Company and its employees; methods of operation; manuals, books and notes regarding the Company’s products and services; all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications and guidelines, future plans, cost and pricing information, computer programs, formulas, and equations; the cost to the Company of supplying its products and services; written business records, files, documents, specifications, plans and compilations of information concerning the business of the Company; and reports, correspondence, records account lists, price lists, budgets, indices, invoices and telephone records that the Executive obtains, develops, or learns in the course of the Executive’s employment by BrightSphere. “Confidential Information” shall include the Confidential Information of any third party disclosed to the Company under confidentiality obligations and any information which a reasonable person would consider confidential due to the circumstances surrounding disclosure or due to the nature of the information. Confidential Information shall not apply to information that has been independently developed by others or has become generally known through no wrongful act on the part of the Executive or any other person having an obligation of confidentiality to the Company;
“Disability” means that the Executive has, for 90 consecutive days or 180 days in any 12-month period, been disabled as a result of any mental or physical illness in a manner which prevents him from performing the essential functions of his job, with or without reasonable accommodation determined by an independent qualified medical doctor selected by BrightSphere. In such circumstances, the Executive hereby agrees to submit to a medical examination by a qualified medical practitioner appointed by the Company and reasonably acceptable to the Executive;

“Good Reason” means the occurrence of one or more of the following without the Executive’s consent, other than on account of Executive’s inability to perform his duties on account of mental or physical disability: (i) a material reduction of the Executive’s Base Salary, if such reduction is not related to either individual or corporate performance; (ii) a material, adverse change to the Executive’s current title of Chief Financial Officer of the Company; (iii) a material change in the geographic location at which the Executive must regularly perform services for the Company (which, for purposes of this Agreement, means a change in Executive’s principal place of employment by 50 or more miles, provided that such relocation materially increases the time of the Executive’s commute); or (iv) the Company’s material breach of any provision of this Agreement. The Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive may terminate his employment for Good Reason not later than (30) days following the end of the Company’s thirty (30)-day cure period. If the event constituting Good Reason is a material reduction in Base Salary described in subsection (i) above, the Executive’s Base Salary for purposes of the severance calculations shall be determined without regard to the material reduction described in subsection (i);
“Notice Period” means the period ending sixty (60) days from the date of written notice to terminate the Agreement;
“Term” means the period beginning on the Commencement Date and continuing through the earlier of the fifth (5th) anniversary of the Commencement Date and the Termination Date;
“Termination Date” means the date when the Executive ceases to be employed by the Company;
“Trade Secrets” means proprietary data and information relating to the business of the Company including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and

(ii)	References to Sections are, unless otherwise stated, to sections of this Agreement; and

(iii)	Headings to Sections are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.	EMPLOYMENT
2.1BrightSphere hereby agrees to employ the Executive and the Executive hereby agrees to accept employment with BrightSphere, on the terms and conditions more fully set forth herein.

2.2The Executive’s employment will continue from the Commencement Date until the fifth (5th) anniversary of the Commencement Date, unless earlier terminated in accordance with the provisions of Section 5 below. Provided, however, that the Executive’s employment is at all times on an at-will basis, and either the Executive or BrightSphere may terminate this Agreement with or without Cause, for any reason or no reason, consistent with the provisions of Section 5 herein.
2.3The Executive’s title shall be Chief Financial Officer, and the Executive’s responsibilities shall include such duties and responsibilities that may be assigned by the President and Chief Executive Officer of BrightSphere Inc.
2.4The Executive will use reasonable best efforts to faithfully, diligently and efficiently perform such duties on behalf of the Company consistent with such office as may be assigned to the Executive from time to time by the Company. The Executive agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company, including without limitation BrightSphere’s Code of Ethics as well as its Insider Trading Policy, and any changes therein which may be adopted from time to time, all of which the Executive was first notified in writing. The Executive’s actions as an employee of BrightSphere shall at all times be consistent with the interests of the Company. Under no circumstances will the Executive knowingly take any action contrary to the best interests of the Company.
2.5The Executive may manage his investments and engage in charitable or civic activities. All outside activities remain subject to BrightSphere’s Insider Trading and other applicable policies. Executive must give his duties to the Company first priority and such activities must not interfere with the performance of his duties for the Company. Notwithstanding the foregoing, other than with regard to the Executive’s duties to the Company, the Executive will not accept any other employment, perform any consulting services, or serve on the board of directors or governing body of any other for-profit business throughout the Executive’s employment hereunder, except with the prior written consent of the Board. Notwithstanding the foregoing, the Executive may continue to provide services to any other investment included on the attached Exhibit 1 during the first three (3) months following the Commencement Date, following which time any such involvement will divest or become passive.
2.6The Executive warrants that in entering into this Agreement and performing the obligations hereunder, the Executive has not and will not be in breach of any terms or obligations of any other employment or agreement. The Executive further represents that the performance of all the terms of this Agreement and as an employee of the Company has not, does not and will not breach any pre-existing agreement (i) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or (ii) to keep in confidence proprietary information, knowledge or data acquired by the Executive prior to employment with the Company.
3.PLACE OF WORK
The Executive shall primarily perform the duties assigned hereunder at BrightSphere’s office presently located in Boston, Massachusetts, and is expected to travel to and work at other Company offices and other appropriate places within or outside the United States for reasonable periods of time. During a period of twelve (12) consecutive months during the first eighteen (18) months of the Term, the Company will provide Executive with a monthly housing and travel allowance of up to $15,000.

4.	COMPENSATION AND BENEFITS

In consideration of the services performed by the Executive, and subject to performance of the Executive’s duties and responsibilities to the Company, BrightSphere shall provide the Executive with the compensation and benefits described below:
4.1Compensation: The Executive’s compensation package shall consist of the following:
(A)Base Salary: BrightSphere will pay the Executive a base salary of Six Hundred and Fifty Thousand Dollars ($650,000) per annum (the “Base Salary”), such Base Salary to be paid in accordance with BrightSphere’s normal payroll procedures and subject to applicable tax deductions and withholdings. The salary shall be reviewed annually and any modification and the amount of any modification shall be in the Compensation Committee’s absolute discretion and notified to the Executive in writing.
(B)Equity Compensation: Within a reasonable time following the Commencement Date, the Executive shall be offered a nonqualified stock option to purchase 2,070,000 ordinary shares of BrightSphere Investment Group plc (the “Option Award”) at an exercise price per share equal to the greater of $12.00 or the price of one ordinary share as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) on the date of grant or, if the closing price has not been reported for that date when issued, the closing price on the day preceding the date of grant for which a closing price is reported. The Option Award shall be granted under, and be subject to the terms of, the BrightSphere Investment Group plc 2017 Equity Incentive Plan (the “Equity Incentive Plan”). Twenty percent (20%) of the Option Award shall be vested on the date of grant (the “Initial Vesting Date”), with the remaining eighty percent (80%) vesting in equal twenty percent (20%) annual installments over a four-year period beginning on the first anniversary of the Initial Vesting Date, subject to the Executive’s continued employment with the Company through to such vesting date. Upon the Executive’s involuntary termination without Cause, or the Executive’s resignation for Good Reason, within two (2) years following a “Change of Control,” as defined in the Equity Incentive Plan, the next twenty percent (20%) tranche of the Option Award shall vest upon the Termination Date, and the remaining unvested portion of the Option Award shall be forfeited. The Option Award shall have a term of five (5) years from the date of grant and will be subject to the Company’s Clawback Policy, as in effect from time to time, which includes the ability of the Company to clawback upon a termination of employment for Cause. The Option Award is being offered as an inducement to the Executive in connection with the Company’s hiring of the Executive as its Chief Financial Officer and in consideration for the post-termination noncompetition provisions of Section 6.2(B). The Option Award shall be evidenced in writing by a stock option agreement, which will include such other terms as the Board deems appropriate.
(C)Other Incentive Compensation. The Executive may be eligible to receive one or more cash bonus awards if the Compensation Committee, in its sole discretion, determines that the Executive has provided exceptional performance. Notwithstanding the foregoing, the Executive shall not be entitled to participate in any equity compensation, annual bonus or long-term incentive plan that is made available to other executives of the Company. Without limiting the generality of the foregoing, during the Term, the Executive shall not be eligible to receive any additional award under the Equity Incentive Plan, or any other restricted stock, restricted stock unit, option, phantom stock or any other equity or equity-based award with respect to any securities of BrightSphere Investment Group plc or any of its affiliates.

4.2Benefits: Except as provided herein, the Executive shall be eligible to receive the various benefits offered by BrightSphere to its executive employees, including holidays, vacation, medical, dental, disability and life insurance, and such other benefits as may be determined from time to time. These benefits may be modified or eliminated from time to time at the sole discretion of BrightSphere. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document. Provided, however, should BrightSphere have a severance plan in effect as of Executive’s termination date, Executive will not be eligible for any payments under the plan unless otherwise approved by the Compensation Committee in its sole discretion.
4.3Expenses: The Executive shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred for the Company’s business (including travel and entertainment) in accordance with the policies, practices and procedures of BrightSphere. The Executive shall comply with all Company policies, practices and procedures, and all codes of ethics or business conduct applicable to the Executive’s position, as may be in effect from time to time.
4.4Consulting Agreement: The compensation and benefits described in this Section 4 shall be the sole compensation and benefits received by the Executive with respect to his duties and responsibilities on behalf of the Company and this Agreement shall supersede any prior agreement with the Company, including that certain Consulting Agreement, effective as of December 1, 2008, between BrightSphere Investment Group plc and the Executive. As of the Commencement Date, the Consulting Agreement shall be terminated and the Executive shall no longer receive any compensation pursuant to the Consulting Agreement.
5.TERMINATION OF AGREEMENT/EMPLOYMENT
5.1Payments Upon Termination. Either party may terminate the Executive’s employment prior to the fifth (5th) anniversary of the Commencement Date in accordance with the provisions of this Agreement. In such event, this Section 5.1 shall set forth and govern BrightSphere’s obligations to make any post-termination payments to the Executive on account of such termination. For the avoidance of doubt, if the Executive continues in employment with the Company through the fifth (5th) anniversary of this Agreement, the Agreement shall terminate and the Executive shall have no entitlement to any payments under this Section 5.1, other than, if the Executive’s employment is terminated, the Basic Termination Payments.
(A)Termination for Cause: BrightSphere may terminate this Agreement and the Executive’s employment for Cause immediately upon written notice. Upon termination of the Executive’s employment with BrightSphere in accordance with this Section 5.1(A), BrightSphere only shall be obligated to pay the Executive the Basic Termination Payments. Executive shall not be entitled to receive any other compensation or benefit, contingent or otherwise, except as otherwise required by applicable law.
(B)Termination with Notice: Either party may terminate this Agreement and the Executive’s employment for any reason by giving the other party not less than sixty (60) days’ advance notice in writing. If such notice is served by either party, BrightSphere shall be entitled, in its sole and absolute discretion, to terminate the Executive’s employment at any time during the Notice Period and to provide payment in lieu of notice.
(C)Termination by the Executive with Notice:

i.	Upon termination, BrightSphere shall pay the Executive the Basic Termination Payments; and

ii.
In the event that BrightSphere terminates this Agreement prior to the end of the Notice Period (without Cause), it shall pay the Executive an amount equivalent to his Base Salary and a taxable cash lump sum amount equivalent to BrightSphere’s share of the cost of medical and dental benefits with respect to similarly situated active employees of the Company for the remainder of the Notice Period.

(D)By BrightSphere with Notice or by Executive for Good Reason: In the event that BrightSphere terminates this Agreement without Cause (including in such event that the Executive dies or is terminated as a result of Disability during the Notice Period relating to a termination by the Company without Cause), or if the Executive terminates this Agreement for Good Reason, BrightSphere will pay the Executive the following:

i.	The Basic Termination Payments;

ii.
In the event that BrightSphere terminates this Agreement prior to the end of the Notice Period (without Cause), it shall pay the Executive an amount equivalent to his Base Salary and a taxable cash lump sum amount equivalent to BrightSphere’s share of the cost of medical and dental benefits with respect to similarly situated active employees of BrightSphere, for the remainder of the Notice Period;

iii.
An amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect immediately before the Termination Date, which shall be payable to the Executive, subject to applicable withholdings, in equal installments in accordance with the Company’s customary payroll schedule following the Termination Date, commencing with the first regular payroll falling on or following the sixtieth day after the Termination Date, with any installments that would otherwise have been paid between the Termination Date and the date of the first payment being paid with the first payment;

iv.
Provided that the Executive timely elects continued coverage pursuant to COBRA under the Company’s group medical plan, the Company shall reimburse the Executive for (or make direct payment to the carrier of) that portion of the cost of COBRA coverage incurred by the Executive equal to the premium costs incurred by the Company for similarly-situated active participants in the applicable group medical plan of the Company, for the lesser of twelve (12) months following the Termination Date and the period during which the Executive continues to be covered by COBRA coverage. Notwithstanding the foregoing, the benefits payable under this Section 5.1(D)(iv) shall be subject to and paid only if and to the extent permitted by the Patient Protection and Affordable Care Act of 2010 and other applicable law, and provided further that, at the Company’s election, such health care continuation may be paid or reimbursed on a taxable basis; and

v.	The Executive’s Option Award shall continue to vest during the Notice Period. Continued “vesting” means that the portion of the Option Award that would vest during the Notice Period were the Executive to continue in employment through the end of the Notice Period will no longer be subject to the requirement of continued service, but (i) except to the extent withheld to pay related employment taxes, the shares subject to the Option Award may not be transferred until the specified vesting dates in the applicable award agreement, and (ii) the Option Award will be subject to forfeiture pursuant to the Company’s Clawback Policy or in the event of a breach by the Executive of any restrictive covenants under this Agreement or under any other agreement with the Company. For the avoidance of doubt, the portion of the Option Award that has not vested shall be forfeited upon the Termination Date.
(E)Resignation by the Executive Prior to Expiration of the Notice Period: Should the Executive voluntarily resign prior to the expiration of a Notice Period (regardless of the party providing the notice), BrightSphere shall pay the Executive the Basic Termination Payments and the Executive shall not be entitled to receive any other compensation or benefit, contingent or otherwise, except as otherwise required by applicable law.
(F)Termination upon the Executive’s Death or Disability. In the event that the Executive dies during the Term or BrightSphere terminates his employment as a result of Disability (other than during the Notice Period as set forth in Section 5.1 (D) above), BrightSphere shall pay the Executive or his estate the following:

1.	The Basic Termination Payments; and

2.	With respect to a termination due to the Executive’s Disability, the benefit described in Section 5.1(D)(iv); and
(G)Release/Post-Termination Payments: The receipt of the compensation and benefits provided in this Section 5.1 to the Executive shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise). Payment of any post-termination compensation or benefits to the Executive in excess of the Basic Termination Payments shall be in lieu of severance. Notwithstanding anything in this Section 5, if the Executive wishes to receive any portion of the compensation and benefits provided in this Section 5.1 in excess of the Basic Termination Benefits, the Executive (or his estate, in the event of his death) will be required to timely execute and deliver to the Company, and not revoke, a separation agreement substantially in the form provided by the Company (the “Separation Agreement”). The Separation Agreement shall include a complete customary release of claims against the Company and its directors, officers, employees and agents (the “Release”), and noncompetition obligations in form substantially similar to those set forth in Section 6.2(B). The Executive shall execute the Separation Agreement and deliver it to the Company within forty-seven (47) days following the Termination Date, and the Release must have become effective by its terms on or before the sixtieth (60th) day following the Termination Date, provided, however, that the Executive shall have at least seven (7) business days to rescind acceptance of the Separation Agreement. To the extent applicable, the Separation Agreement is intended to constitute an agreement made in connection with the Executive’s cessation of or separation from employment that is exempt from the definition of “noncompetition agreement,” within the meaning of Section 24L(a) of Chapter 149 of the General Laws of the Commonwealth of Massachusetts.

(H)Equity: Unless otherwise provided herein or at the discretion of the Compensation Committee, the Executive’s rights and entitlements to any equity compensation, including the Option Award, shall be governed by the terms of the applicable plan and award documents, subject to any Clawback Policy of the Company, which includes the ability of the Company to clawback upon a termination of employment for Cause.
5.2Resignations: Upon termination of the Executive’s employment, the Executive will also automatically resign, and will automatically be deemed to have resigned, from all positions with the Company (including any board membership positions), unless otherwise provided by the Board. The Executive hereby grants the Company an irrevocable power of attorney (with right of substitution) to take actions in the Executive’s name to effectuate such resignations.
5.3Upon termination (or suspension) of the Executive’s employment or this Agreement, regardless of the reason, the Executive shall deliver to the Company all books, documents, materials described in Section 6, and all credit cards, keys and other property of the business of the Company which may be in the Executive’s possession, custody or control.
6.RESTRICTIVE COVENANTS
6.1Company Confidential Information, Trade Secrets and Intellectual Property.
(A)The Executive acknowledges and agrees that during employment with the Company, the Executive will acquire Confidential Information and Trade Secrets in relation to the Company and that through dealing closely with customers and clients the Executive will form close connections with and influence over those customers and clients. The Executive acknowledges and agrees that the Confidential Information, Trade Secrets and business relationships of the Company are necessary for the Company to continue to operate its business. The Executive further acknowledges and agrees that the Company has a reasonable, necessary and legitimate business interest in protecting its Confidential Information, Trade Secrets and business relationships and that the following covenants are reasonable and necessary to protect such business interests and are given for good and valuable consideration. Accordingly, the Executive will comply with the policies and procedures of the Company for protecting Confidential Information and Trade Secrets and not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, and may in no event take any action causing, or fail to take the action necessary in order to prevent, his disclosure of any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.
(B)Nothing in this Agreement prohibits or limits the Executive from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding this agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that the Executive is not required to advise or seek permission from the Company before engaging in any such activity; provided, however, in connection with any such activity, the Executive must inform such authority that the information the Executive is providing is confidential.

(C)BrightSphere shall not seek to hold the Executive criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, BrightSphere shall not seek to hold the Executive criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose the Trade Secret to his attorney and use the trade secret information in the court proceeding so long as the Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.
(D)The Executive hereby assigns and transfers to the Company any and all rights, title and interest in and to all intellectual property existing now or in the future, including, without limitation, patent rights, copyrights, the right to prepare derivative works, trade secret rights, sui generis database rights, moral and artist rights, and all other intellectual and industrial property rights of any sort in the United States and throughout the world now or hereafter known relating to any and all research, information, client lists, and all other investment, technical and research data any and all inventions (whether or not patentable), works of authorship, designs, trademarks, tradenames, domain names, processes, business plans, financial models, methods, know-how, ideas and information made, conceived, developed or reduced to practice, in whole or in part, by the Executive or on the Executive’s behalf for the benefit of the Company (“Company Intellectual Property”). With regards to any rights, title or interest that cannot be assigned pursuant to the foregoing provision, the Executive agrees to assign and transfer without further consideration any and all such rights, title and interest to the Company and to take any and all such further actions as are appropriate or necessary to accomplish the foregoing and hereby irrevocably appoints the Company to act as the Executive’s attorney for purposes of perfecting the Company’s interest in such Company Intellectual Property.
6.2Noncompetition.
(A)Restrictions During the Term. The Executive hereby agrees that all times during the Term, the Executive shall not whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly join, finance, invest in, lend to, be employed by, consult for, or otherwise participate in, or be connected with, any business that competes with the Company anywhere the Company does business and/or render services; provided however, that this limitation shall not apply to (1) any equity interest that Executive has in a company whose stock is publicly traded so long as Executive does not own more than 5% of such equity, and (2) the Executive’s ownership interest in the companies listed on the attached Exhibit 1 (which shall be delivered to the Company no later than 7 days following execution of this Agreement) so long as, subject to the three-month transition period in Section 2.5, Executive’s ownership is a passive interest for which Executive does not make investment decisions and does not actively manage and does not actively manage and for which Executive has delivered the Statement included in Executive’s D&O Questionnaire, if required.
(B)Post-Termination Restrictions. The Executive hereby agrees that for one year following the Term (and as further extended by applicable law), the Executive shall not whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly engage or participate in any business that competes with or is substantially similar to the business of the Company, by engaging in any activities or services in the Covered Region that (i) are similar to the activities and services the Executive performed or managed for the Company at any time during the last two years of the Executive’s employment, or (ii) may reasonably require the Executive to use or disclose Confidential Information. For purposes of this section, the “Covered Region” includes any area in which the Executive provided services or had a material presence or influence on behalf of the Company during any time within the two years immediately preceding the termination of the Executive’s employment with the Company; provided however, that this limitation shall not apply to (1) any equity interest that Executive has in a company whose stock is publicly traded so long as Executive does not own more than 5% of such equity, and (2) the Executive’s ownership interest in the companies listed on the attached Exhibit 1 (which shall be delivered to the Company no later than 7 days following execution of this Agreement) so long as, subject to the three-month transition period in Section 2.5, Executive’s ownership is a passive interest for which Executive does not make investment decisions and does not actively manage and for which Executive has delivered the Statement included in Executive’s D&O Questionnaire, if required. The Executive and the Company mutually agree that the Option Award is provided in consideration for, among other things, the Executive’s post-termination noncompete obligations herein. This Section 6.2(B) shall not be effective until after 10 (ten) business days from the date the Executive received notice of this provision. As fair and reasonable consideration for the Executive’s signing of this Agreement at this time, the Company shall pay him an additional $1,000.00.
6.3Non-Solicitation. The Executive hereby agrees that all times during the Term, the Notice Period, and for a period of twelve (12) months after expiration of the later of the Notice Period or the Termination Date, the Executive shall not whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly:
(A)Solicit, induce or in any manner attempt to solicit or induce any person employed by or acting as a director, officer or agent of, or consultant to the Company to leave such position and become employed or associated with any other entity or business; or
(B)Employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to the Executive’s knowledge was within six months prior to the Notice Period, a director or senior employee of the Company who was personally known to the Executive; or
(C)Solicit, interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company and any of its reasonably known respective clients, customers, partners or joint venturers.
6.4The Executive agrees that the duration and geographic scope of the restrictive provisions set forth in Section 6 herein are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Executive agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Executive also agrees that damages are an inadequate remedy for any breach of the restrictive provisions in this Agreement and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of the restrictive covenants herein.

6.5The Executive shall comply as is reasonable with (a) every applicable rule of law in the United States of which Executive knows or reasonably should have known and (b) the rules and regulations of the regulatory authorities of the United States insofar as the same are applicable to employment hereunder and of which Executive knows or reasonably should have known, and (c) every regulation of the Company with respect to insider trading, of which the Executive is first notified in writing.
6.6The Executive shall not during the Term, the Notice Period and at all times following the Termination Date:
(A)Divulge or communicate to any person or persons any Confidential Information (except to employees of, or to attorneys, accountants or other professionals engaged by, the Company with a need to know such information);
(B)Use any Confidential Information for the Executive’s own purposes or for any purposes other than those of the Company; or
(C)Through any failure to exercise all reasonable due care and diligence cause any unauthorized disclosure of any Confidential Information.
6.7All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listing, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) belonging to the business of the Company (and any copies of the same) (a) shall be and remain the property of the Company, and (b) shall be delivered by the Executive to the Company from time to time on demand and in any event on the termination of this Agreement.
6.8The Executive shall not at any time during the Term, Notice Period, and all times following the Termination Date make any untrue, misleading or disparaging statement with respect to the Company (or any of its directors, officers, employees or agents). Nor shall the Executive attribute to himself the investment performance of any single investment or group of investments managed by the Company or claim responsibility for having sourced, recommended, or made any such investment or group of investments. The Company shall use its commercially reasonable best efforts not to make, shall not authorize, and shall instruct its directors and executive officers not to make, any untrue, misleading or disparaging statements about the Executive at any time during the Term, Notice Period, and at all times following the Termination Date. Notwithstanding anything in the paragraph to the contrary, this paragraph is not intended to prohibit the Executive from regular and customary critique, evaluation, or discipline of any officers, directors, employees or agents in the course of the Executive’s duties for the Company.
6.9At no time after the Termination Date shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company, other than as a former employee or officer of the Company. After the Termination Date, Executive shall not in the course of carrying on any trade or business claim, represent or otherwise indicate any present association with the Company for the purpose of carrying on or retaining any business, represent or otherwise indicate any past association with the Company, other than as a former employee or officer of the Company.
6.10From and after the Termination Date, the Executive agrees to cooperate in the transition of his duties and in the business affairs of the Company as may be reasonably requested by the Company. From and after the Termination Date, the Executive shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions then in existence or that may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors, agents and employees. The Executive’s cooperation in connection with such matters, actions, and claims shall include, without limitation, being available (at mutually agreeable times and locations, which agreement shall not be unreasonably withheld by the Executive, and without unreasonably interfering with his other professional obligations) to meet with the Company and its legal or other designated advisors, regarding any matters in which he has been involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery, or trial); to provide truthful affidavits; to assist with any audit, inspection, proceeding, or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting the Company. The Company shall reimburse the Executive’s reasonable expenses incurred under this Section 6.10, including without limitation, any attorneys’ fees incurred in connection with such cooperation.
6.11The obligations of the Executive under this Section 6 shall survive termination of this Agreement to the extent provided in each sub-section. Further, the provisions of this Section 6 shall continue to apply with full force and effect should the Executive transfer to or otherwise become employed by any Company entity, or be promoted or reassigned to positions other than that held by the Executive as of the Effective Date of this Agreement. The Company shall have the right to communicate the Executive’s ongoing obligations hereunder to any entity or individual with whom the Executive becomes employed by or otherwise engaged following termination of employment with BrightSphere.
7.GENERAL
7.1This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties also agree that any action, demand, claim or counterclaim relating to the Executive’s employment, any termination of employment and/or the terms and provisions of this Agreement or to its alleged breach by either party, shall be commenced in Massachusetts as set forth in Section 8 below. Both parties further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents may be located in Massachusetts.
7.2The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Company, on the other hand, except as otherwise set forth herein. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him.
7.3All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight carrier, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Suren Rana
At the notice address most recently maintained on file with the Company’s Human Resource department

If to the Company:	BrightSphere Inc.
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
Attn: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered to the addressee.
7.4The Company shall indemnify the Executive to the full extent permitted by applicable law and shall maintain reasonable insurance coverage (including but not limited to directors’ and officers’ liability insurance coverage) with respect to the Executive’s performance of his duties and responsibilities.
7.5All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
7.6In the event of a change in ownership or control of the Company under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section 7.6 shall be made as follows:
(A)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(B)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 7.6.

(C)All determinations to be made under this Section 7.6 shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7.6 shall be borne solely by the Company.
7.7The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
8.ARBITRATION
(A)Except as provided herein, any and all disputes that arise out of or relate to the terms of this Agreement shall be resolved through final and binding arbitration. SUCH ARBITRATION SHALL BE IN LIEU OF ANY TRIAL BEFORE A JUDGE AND/OR JURY, AND THE EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ALL RIGHTS TO HAVE SUCH DISPUTES RESOLVED VIA TRIAL BEFORE A JUDGE AND/OR JURY. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, and claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the Executive’s employment with the Company or its termination. The only claims not covered by this requirement to arbitrate disputes, which shall instead be resolved pursuant to applicable law in a court of competent jurisdiction based in Massachusetts, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; (iv) claims brought by the Company for alleged violations of Section 6 of this Agreement; and (v) claims that may not be arbitrated as a matter of law.
(B)Arbitration will be conducted by and before JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”). To the extent that anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.
(C)During the course of arbitration, the Company will bear the cost of the arbitrator’s fee. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.
(D)The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

9.SECTION 409A COMPLIANCE
(A)General. It is intended that compensation paid or delivered to the Executive pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). If the Executive notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consultation with the Executive, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Section 409A, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both the Executive and the Company of the applicable provision without violating the provisions of Section 409A but in any case Executive hereby agrees that all personal income taxes on his compensation under this Agreement and all penalties and interest with respect to such personal income taxes, if any, are his own responsibility. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A, or any similar Treasury regulations or IRS rules or regulations that replace or supersede Treasury Regulation Section 1.409A after the Effective Date and that relate to the same or similar subject matter as Treasury Regulation Section 1.409A.
(B)Amounts Payable On Account of Termination: To the extent necessary to comply with Section 409A, for the purposes of determining when amounts subject to Section 409A that are payable upon Executive’s termination of employment under this Agreement will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” within the meaning of Section 409A.
(C)Reimbursement: Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (A) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; (C) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (D) in accordance with the policies, practices and procedures of the Company.
(D)Specified Employees: If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered deferred compensation subject to Section 409A payable on account of a “separation from service,” such payment or benefit shall be made, or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, with interest thereon calculated at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on the date of termination of employment, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(E)Interpretative Rules: In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
10.ACKNOWLEDGMENTS
The Executive acknowledges that: (i) the Executive received this Agreement at least ten (10) business days prior to the date on which Section 6.2(B) is to be effective; (ii) the Executive has the right to consult with counsel prior to signing this Agreement; and (iii) the Executive has had a full and adequate opportunity to read, understand and discuss with the Executive’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTIVE

By:	/s/ Suren Rana
Suren Rana Chief Financial Officer

BRIGHTSPHERE INC

By:	/s/ Guang Yang
Guang Yang President, Chief Executive Officer and Executive Chairman

Exhibit 1

Investments

H Plus LLC